Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Summary Consolidated Financial, Operating and Pro Forma Data”, and “Selected Consolidated Financial and Operating Data” and to the use of our report dated May 14, 2004 (except Note 25, as to which the date is July   , 2004), in the Registration Statement Amendment No. 2 (Form S-1 No. 333-115553) and related Prospectus of EnerSys for the Registration of 14,375,000 shares of its common stock.

Ernst & Young LLP

Philadelphia, PA

July 6, 2004

The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 25 to the financial statements.

/s/ Ernst & Young LLP

Philadelphia, PA

July 6, 2004